CONFIRMATION OF AUTHORIZATION

I, James P. Gay, the undersigned, hereby authorize and designate Patricia M.

Schaubeck or Jill E. Abbate to sign and file Securities and Exchange

Commission Forms 3 4 and 5 on my behalf for securities of Suffolk

Bancorp (SUBK). This authorization shall continue in effect until a written revocation is filed with the commission.

This supersedes any previous power-of-attorney granted for this purpose.

Signature: /s/ James P. Gay

Dated: February 19, 2013